Exhibit 99.3

Lawrence  Elbaum  lelbaum@velaw.com

Tel +1.212.237.0084  Fax +1.917.849.5379

December 7, 2021

Via Email

J. Abbott R. Cooper Driver Management Company LLC 250 Park Avenue, 7th Floor New York, NY 10177

Re:         Director Interview Framework

Dear Abbott:

Thanks for the director interview framework letter that you sent to us yesterday via email.

By way of background, on Sunday, we conveyed to you over the phone that our client was open to considering new directors joining Republic First Bancorp, Inc.’s Board of Directors (the “Board”) as part of a settlement with you that included the withdrawal of your proxy fight, but that the full Board requested to schedule interviews with your candidates in order to make a fully informed decision about whether a settlement might be achievable.  After initially rejecting the Board’s requests for interviews, you indicated that it might be acceptable to you if the interviews were conducted by directors that were not in the class that is up for re-election at Republic First Bancorp Inc.’s 2022 annual meeting of shareholders.   You conveyed to us on Monday morning that you would be sending us a letter setting forth a director interview framework that would be acceptable to you.   Following our conversation with you, we conveyed the substance of Sunday’s call and our subsequent communications with you to the Board and forwarded your Monday letter to it as well.

After a Board discussion last night, which included discussion of your director interview framework, the Board has unanimously agreed that it cannot accept the director interview framework set forth in your letter.  The Board, however, remains interested in interviewing your candidates in order to explore whether we might be able to find a mutually agreeable resolution to your proxy fight.

Very truly yours,

/s/ Lawrence S. Elbaum
Lawrence S. Elbaum